Exhibit 99.1

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7600	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Strengthens Core Business with Acquisition of
Hof Service Company, Inc.

Leading Mid-Atlantic Laundry Facilities Operator
 Complements Mac-Gray’s Geographic Footprint

WALTHAM, MA, August 9, 2007 – Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced that it has acquired the assets of Hof Service Company for a cash purchase price of approximately $43 million, subject to certain post-closing adjustments.

Based in Beltsville, MD, and serving multi-housing clients in Washington, D.C., Maryland, and Virginia, Hof Service Company is a leading laundry facilities management services and equipment provider, as well as a distributor of commercial laundry equipment, serving the mid-Atlantic region.  For the trailing twelve-months ended March 31, 2007, Hof generated approximately $27 million in revenue.

“The acquisition of Hof provides us with an excellent opportunity to profitably expand our position in the Washington, D.C., Baltimore, and Virginia markets,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “With more than 50 years of experience, Hof has a first-class reputation in laundry facilities management, and their long-standing dedication to customer service aligns closely with Mac-Gray’s values.  The company’s president Daryle Bobb and his talented team are a welcome addition to Mac-Gray.  Because of their commitment to service and innovation, we believe they will be a natural fit with our organization.

“Hof’s operations are highly concentrated in their markets, which made the company an attractive acquisition.  Hof’s client locations complement our existing footprint in the mid-Atlantic region and provide far greater density in those two key urban areas.  We anticipate that the acquisition will contribute approximately $2 million in incremental monthly revenue and will be fully accretive to earnings in 2008,” concluded MacDonald.

“While this is an emotional and important event for our family, we nevertheless made the decision to sell to Mac-Gray because we knew that our employees, clients, and customers would be in the best hands,” said Stanley Bobb, CEO of Hof. “After more than four decades in this business, it’s time to plan for the future, and I’m excited that my son Daryle and I will continue to be involved in developing the Washington, Baltimore, and Virginia markets with Mac-Gray. They have resources and technology that will only continue to improve the quality of laundry facilities management for our clients and customers, and allow us to grow our client base in the region. We are proud of what all of Hof’s team players have achieved over many years, but we are also very pleased and proud that Hof is now part of Mac-Gray.”

Due to its historical success and leadership position in the Washington and Baltimore markets, and well-recognized brand, the organization will continue to operate under the Hof Laundry Systems name.  Daryle Bobb will join Mac-Gray as a Vice President and General Manager in these markets.

Mac-Gray is funding this acquisition with an expansion of its existing bank credit facility, which was increased from $65 million to $85 million.  JPMorgan Chase Bank leads the Company’s bank group.  Mufson Howe Hunter & Company LLC acted as financial advisors to Hof Laundry in this transaction.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry facilities under long-term leases.  These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also markets Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s current expectations regarding the Hof acquisition and its impact on Mac-Gray’s business, results and prospects.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.